Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-3 (including any amendments or supplements thereto, related appendices, and financial statements) (this "Registration Statement") of VAALCO Energy, Inc. (the "Company") of our reports dated March 13, 2024, with respect to the estimates of revenues from the Company's oil and gas reserves as of December 31, 2023. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

January 10, 2025